Exhibit 99.1



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TVI Corporation 7100 Holladay Tyler Road, Suite 300 o Glenn Dale, Maryland 20769
                                           Tel: 301-352-8800 o Fax: 301-352-8818



               TVI Corporation Full Year 2003 Sales Increase 145%
                         Operating Income Increases 188%

GLENN DALE, MD -- February 10, 2004 -- TVI Corporation (OTC BB: TVIN), today announced that sales increased 145% to $27.2 million for the twelve months ended December 31, 2003, compared to $11.1 million for the same period last year. Operating income increased 188% to $8.0 million for the twelve months ended December 31, 2003, from $3.1 million for the same period last year.

Sales increased 62% to $7.6 million for the fourth quarter ended December 31, 2003, from $4.7 million for the fourth quarter of 2003.

Net income for the twelve months of 2003 was $5.4 million or $0.196 per basic share and $0.181 per diluted share, compared to $4.4 million or $0.168 per basic share and $0.155 per diluted share for the same period last year. Net income for the fourth quarter of 2003 was $1.6 million or $0.058 per basic share and $0.053 per diluted share, compared to $ 3.1 million or $0.116 per basic share and $0.107 per diluted share for the fourth quarter of 2002. While TVI 2003 income was taxed at normal rates, the fourth quarter and full year of 2002 included a non-recurring gain from the capitalization of a deferred tax asset that contributed $1.4 million to net income and $0.05 to per share earnings. In addition, 2002 net income did not require a provision for income taxes as the benefit of loss carry forwards from earlier years offset 2002 income.

Operating income margins increased to 29.5% for the full year 2003 from 27.5% for the full year 2002.

Cash flow from operations for the full year 2003 was $6.2 million. During the fourth quarter, the Company generated $2.9 million in cash flow from operations. Cash was $7.6 million at December 31, 2003. TVI Corporation continues to operate with no bank debt.

At the end of the fourth quarter, TVI's backlog was approximately $4.8 million that included orders received from commitments from the State of Washington, the State of California, the District of Columbia, and the Department of Defense. TVI shipped $2.6 million in January and currently has a backlog in excess of $9.9 million.

"Our growth has continued from selling systems to new and existing customers in the United States and internationally," stated Rick Priddy, CEO of TVI Corporation. "We expect a significant part of our growth to come from foreign public health and first response agencies as they increase their level of preparedness to accidents and disastrous events."

"We have also made great strides in diversifying our revenue mix with the sale of our isolation systems, which segregate and encase any airborne biological or chemical contaminants," stated Priddy. "Our infrared signaling and target sales reached $1.0 million for the full year of 2003, and we have used this technology to develop advanced landing markers for military helicopters, further expanding our sales mix. TVI Corporation is rapidly becoming a developer of technologically advanced products and systems that improve human safety."

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies. TVI is a primary source to the military for thermal targets and thermal decoys. TVI's stock trades on the OTC Bulletin Board under the symbol "TVIN."

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners.

Information contained in this press release constitutes forward-looking statements within the meaning of the securities laws and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as "should", "believes", expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; the possible cancellation of existing orders for our products; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements.

For more information concerning TVI, please visit us at: www.tvicorp.com.
                                                         ---------------

Contact:     TVI Corporation, Glenn Dale

             Richard Priddy, CEO                301-352-8800

             Mike Frank, Investor Relations     201-659-0101
                                                mike@mikefrankassociates.com
                                                ----------------------------

                                 TVI CORPORATION
                               STATEMENT OF INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                                             DECEMBER 31,               DECEMBER 31,
                                                          2003         2002          2003         2002
                                                       ----------   ----------    ----------   ----------
NET SALES                                                   7,573        4,666        27,218       11,128

COST OF SALES                                               3,907        1,858        12,930        5,239
                                                       ----------   ----------    ----------   ----------

GROSS PROFIT                                                3,666        2,808        14,288        5,889

SELLING, GENERAL AND ADMINISTRATIVE  EXPENSES               1,743        1,043         6,248        2,817
                                                       ----------   ----------    ----------   ----------

OPERATING INCOME                                            1,923        1,765         8,040        3,072
                                                       ----------   ----------    ----------   ----------

OTHER INCOME (EXPENSE)                                          2            5            18            1
                                                       ----------   ----------    ----------   ----------

INCOME BEFORE INCOME TAXES                                  1,925        1,770         8,058        3,073

PROVISION FOR INCOME TAX EXPENSE                              327       (1,358)        2,691       (1,358)
                                                       ----------   ----------    ----------   ----------
NET INCOME                                                  1,598        3,128         5,367        4,431
                                                       ==========   ==========    ==========   ==========

BASIC EARNINGS PER COMMON SHARE                             0.058        0.116         0.196        0.168

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                                27,656       26,929        27,313       26,110

DILUTED EARNINGS PER COMMON SHARE                           0.053        0.107         0.181        0.155

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND
EQUIVALENTS OUTSTANDING                                    29,968       29,164        29,631       28,546

                                 TVI CORPORATION
                                  BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                   DECEMBER 31,    DECEMBER 31,
                                                       2003            2002
                                                   ------------    ------------
(Unaudited) (Audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                 7,592           1,615
Accounts receivable                                       4,214           2,964
Inventories                                               2,028             887
Deferred tax assets                                         387           1,358
Prepaid Expenses & Other current assets                     348             111
                                                   ------------    ------------
       Total Current Assets                              14,569           6,935
                                                   ------------    ------------

PROPERTY,PLANT AND EQUIPMENT
Property,plant and equipment,net                            638             153
                                                   ------------    ------------

OTHER ASSETS
Patents,net                                                 109              88
Other assets                                                 31              24
                                                   ------------    ------------
      Net Other Assets                                      140             112
                                                   ------------    ------------

TOTAL ASSETS                                             15,347           7,200
                                                   ============    ============


LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable and accrued interest                            0               0
Current portion of long term debt                             0               0
Accounts payable                                          1,145             580
Accrued liabilities                                       2,062             302
                                                   ------------    ------------
     Total Current Liabilities                            3,207             882
                                                   ------------    ------------

Long term debt,net of current portion                         0               0
                                                   ------------    ------------
TOTAL LIABILITIES                                         3,207             882
                                                   ------------    ------------

STOCKHOLDERS' EQUITY
Preferred stock                                              53              53
Common stock                                                250             269
Additional paid in capital                               12,850          12,376
Accumulated deficit                                      (1,013)         (6,380)
                                                   ------------    ------------
TOTAL STOCKHOLDERS' EQUITY                               12,140           6,318
                                                   ------------    ------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                 15,347           7,200
                                                   ============    ============